Exhibit 99.1

American Midstream Reports
Third Quarter 2013 Financial Results

DENVER, CO – November 13, 2013 - American Midstream Partners, LP (NYSE: AMID; American Midstream or the Partnership) today reported financial results for the three and nine months ended September 30, 2013. The Partnership reported gross margin (a non-GAAP measure) for the third quarter of 2013 of $18.6 million, an increase of $5.6 million or 43.1 percent, compared to $13.0 million in the same period in 2012. For the first nine months of 2013, the Partnership reported gross margin of $47.8 million, an increase of $11.0 million or 29.9 percent, compared to $36.8 million in the same period last year. The increase in gross margin for the three and nine months ended September 30, 2013 was primarily due to higher gross margin in the Transmission segment as a result of incremental gross margin associated with the April 2013 acquisition of the High Point system. The increase in gross margin for the nine months ended September 30, 2013 was also partially attributable to higher gross margin in the Gathering and Processing segment from the July 2012 acquisition of the Chatom system. The gross margin increase was partially offset by lower margins associated with the Partnership's percent-of-proceeds and elective processing agreements in the Gathering and Processing segment.

Adjusted EBITDA (a non-GAAP measure) for the three and nine months ended September 30, 2013 was $7.1 million and $18.2 million, respectively, compared to $4.1 million and $14.7 million for the same periods in 2012. The increase in adjusted EBITDA was primarily attributable to the reasons for the increase in gross margin described above, partially offset by increases in direct operating expenses and selling, general and administrative expenses associated with the acquired Chatom and High Point systems.

Distributable cash flow (DCF; a non-GAAP measure) for the three months ended September 30, 2013 was $3.1 million after cash distributions for the Series A convertible preferred units that were issued in April 2013 to High Point Infrastructure Partners, LLC (HPIP), which controls the general partner of American Midstream and is a portfolio company of ArcLight Capital Partners, LLC (ArcLight). DCF for the three months ended September 30, 2013 represents distribution coverage of 1.31. The third quarter 2013 distribution of $2.4 million, or $0.4525 per common unit, will be paid on November 14, 2013 to unitholders of record as of November 7, 2013. The distribution includes a payment to the holders of American Midstream’s Incentive Distribution Rights.

Net loss attributable to the Partnership for the three and nine months ended September 30, 2013 was $2.6 million and $27.7 million, respectively, compared to net loss of $4.3 million and $0.3 million for the same periods in 2012. The decrease in the net loss attributable to the Partnership in the third quarter of 2013 was primarily a result of the reasons for the increases in gross margin above. The increase in the net loss for the nine months ended September 30, 2013 was primarily a result of non-cash asset impairment charges on certain non-strategic gathering and processing assets of $17.0 million in the second quarter.

EQUITY RESTRUCTURING

Effective August 9, 2013, American Midstream consummated an equity restructuring with American Midstream GP, LLC (its General Partner), which was the holder of all previous Incentive Distribution Rights, and HPIP, owner of all previously outstanding subordinated units. As part of the equity restructuring agreement, American Midstream's 4.5 million subordinated units and previous Incentive Distribution Rights were combined into, and restructured as a new class of Incentive Distribution Rights (“new IDRs”).

The equity restructuring permanently eliminated American Midstream's subordinated units and previous Incentive Distribution Rights in return for the new IDRs.  The new IDRs entitle the holders to receive 48 percent of any quarterly cash distributions after American Midstream's common unit holders have received the full minimum quarterly distribution ($0.4125 per unit) for each quarter plus any arrearages from prior quarters (of which there are currently none).

EXECUTIVE COMMENTARY

"We are pleased with our third quarter results and improved distribution coverage resulting from the solid performance of our transmission assets and the equity restructuring we completed during the third quarter,” stated Steve Bergstrom, Executive Chairman, President and Chief Executive Officer.  "As previously announced, we increased the quarterly distribution by 4.6%, which was at the high end of the range we communicated last quarter.  In addition, the integration of High Point is complete, and we spent the majority of the third quarter focusing on growth opportunities.  As a result of these efforts, we are nearing completion on several meaningful near-term growth opportunities that, if consummated, could deliver significant growth for the Partnership beginning in 2014.  Finally, HPIP, which controls our general partner, continues to make progress on the Eagle Ford project, with operations expected to commence in mid-2014. As we look forward into 2014 and beyond, we believe that American Midstream is very well positioned to deliver meaningful distribution growth to its investors.”

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and selling or delivering natural gas and NGLs to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $10.7 million and $28.5 million for the three and nine months ended September 30, 2013, respectively, compared to $10.3 million and $27.3 million for the same periods in 2012. The increase in segment gross margin in the third quarter was primarily due to higher throughput on the Quivira and Burns Point systems partially offset by lower NGL production at our processing plants, and lower realized NGL prices.

Natural gas throughput volumes averaged 303.9 million cubic feet per day (MMcf/d) and 270.1 MMcf/d for the three and nine months ended September 30, 2013, respectively, compared to 245.4 MMcf/d and 318.6 MMcf/d for the same periods in 2012. Processed NGLs averaged 49.5 thousand gallons per day (Mgal/d) and 56.0 Mgal/d for the three and nine months ended September 30, 2013, respectively, compared to 56.0 Mgal/d and 54.8 Mgal/d for the same periods in 2012. The increase in throughput in the third quarter was primarily due to higher volumes on the Quivira system and into the Burns Point plant from a producer customer. Processed NGLs decreased primarily as a result of reduced production on the Bazor Ridge system, partially offset by increased production at the Burns Point plant.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets. Segment gross margin for the Transmission segment was $7.9 million and $19.3 million for the three and nine months ended September 30, 2013, respectively, compared to $2.7 million and $9.5 million for the same periods in 2012. The increase in segment gross margin was primarily due to the contributions of the High Point system.

Total natural gas throughput volumes averaged 698.5 MMcf/d and 611.3 MMcf/d for the three and nine months ended September 30, 2013, respectively, compared to 427.8 MMcf/d and 409.7 MMcf/d for the same periods in 2012. The increase in throughput volume during the three months and nine months ended September 30, 2013, was primarily due to the additional volumes contributed by the High Point system.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude. As of September 30, 2013, approximately 55 percent of the Partnership's exposure to NGL prices, other than ethane, is hedged through the end of 2013. Due to low ethane prices, ethane is hedged at approximately 20 percent for the same time period. Approximately 93 percent of the Partnership's exposure to oil prices is hedged through the end of 2013. Details regarding the Partnership's hedge program are found in its quarterly filings.

During the third quarter the Partnership executed a weather derivative to mitigate hurricane risk in the Gulf Coast in the event a hurricane damages the Partnership's assets or disrupts the production of the Partnership's producer customers. The swap pays up to $10 million if a hurricane classified as category three or higher passes through a contractually pre-determined area of the Gulf of Mexico as confirmed by the National Hurricane Center.

BALANCE SHEET

As of September 30, 2013, the Partnership had $1.1 million of cash on hand, and $123.7 million borrowed on its senior secured revolving credit facility with $39.3 million of available borrowing capacity.
CAPITAL EXPENDITURES

For the three and nine months ended September 30, 2013, capital expenditures totaled $4.3 million and $16.8 million, respectively, including growth capital of $1.6 million and $10.5 million, maintenance capital expenditures of $2.2 million and $5.3 million, and reimbursable project expenditures of $0.5 million and $1.0 million, respectively.
2013 ADJUSTED EBITDA, DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership's forecast for 2013 adjusted EBITDA and DCF remains in a range of $24 million to $27 million and $9 million to $12 million, respectively, based on its current forecast of operational volumes and prices for crude oil, natural gas, natural gas liquids, and derivative instruments currently outstanding. The Partnership's growth capital expenditures for 2013 are unchanged at approximately $14 million. These expenditures do not include the Gonzales County Eagle Ford development project currently being constructed by HPIP.

CONFERENCE CALL

American Midstream will host a conference call and webcast to discuss its third quarter 2013 financial results on Thursday, November 14, 2013, at 10:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The call may also be accessed by dialing 866-515-2912 for domestic users or 617-399-5126 for international users. The passcode for both phone numbers is 90824004.

A replay of the audio webcast will be available shortly after the call on American Midstream's website. A telephonic replay will be available through December 13, 2013, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 28701363.

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin,” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP.
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.
Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 13, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$1,076	$576
Accounts receivable	4,992	1,958
Unbilled revenue	24,927	21,512
Risk management assets	1,050	969
Other current assets	4,573	3,226
Total current assets	36,618	28,241
Property, plant and equipment, net	280,516	223,819
Noncurrent assets held for sale, net	874	—
Other assets, net	6,202	4,636
Total assets	$324,210	$256,696
Liabilities, Equity and Partners’ Capital
Current liabilities
Accounts payable	$1,595	$5,527
Accrued gas purchases	17,307	17,034
Accrued expenses and other current liabilities	14,709	9,619
Current portion of long-term debt	157	—
Risk management liabilities	349	—
Total current liabilities	34,117	32,180
Risk management liabilities	122	—
Asset retirement obligations	34,440	8,319
Other liabilities	215	309
Long-term debt	121,035	128,285
Total liabilities	189,929	169,093
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (5,204 thousand units issued and outstanding as of September 30, 2013)	92,912	—
Equity and partners’ capital
General partner interest (185 thousand units issued and outstanding as of September 30, 2013 and December 31, 2012)	12,106	548
Limited partner interest (4,705 and 9,165 thousand units issued and outstanding as of September 30, 2013 and December 31, 2012, respectively)	21,602	79,266
Accumulated other comprehensive income	261	351
Total partners’ capital	33,969	80,165
Noncontrolling interests	7,400	7,438
Total equity and partners' capital	41,369	87,603
Total liabilities, equity and partners' capital	$324,210	$256,696

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$76,577	$54,347	$210,190	$138,423
(Loss) gain on commodity derivatives, net	(499)	(946)	110	3,157
Total revenue	76,078	53,401	210,300	141,580
Operating expenses:
Purchases of natural gas, NGLs and condensate	57,973	41,365	162,671	100,075
Direct operating expenses	7,714	5,329	19,637	11,550
Selling, general and administrative expenses	3,969	3,246	11,982	10,101
Equity compensation expense	392	474	1,877	1,272
Depreciation and accretion expense	6,458	5,504	18,802	15,722
Total operating expenses	76,506	55,918	214,969	138,720
Gain on involuntary conversion of property, plant and equipment	—	—	343	—
Gain on sale of assets, net	—	4	—	121
Loss on impairment of property, plant and equipment	—	—	(15,232)	—
Operating (loss) income	(428)	(2,513)	(19,558)	2,981
Other expense:
Interest expense	(2,082)	(1,501)	(6,003)	(3,083)
Net loss from continuing operations	(2,510)	(4,014)	(25,561)	(102)
Discontinued operations
Income (loss) from operations of disposal groups	144	(12)	(1,652)	94
Net loss	(2,366)	(4,026)	(27,213)	(8)
Net income attributable to noncontrolling interests	190	249	533	249
Net loss attributable to the Partnership	$(2,556)	$(4,275)	$(27,746)	$(257)

General partner's interest in net loss	$(46)	$(85)	$(544)	$(5)
Limited partners' interest in net loss	$(2,510)	$(4,190)	$(27,202)	$(252)

Limited partners' net (loss) income per common unit:
Basic and diluted:
Loss from continuing operations	$(0.82)	$(0.46)	$(5.54)	$(0.04)
Income (loss) from discontinued operations	0.02	—	(0.19)	0.01
Net loss	$(0.80)	$(0.46)	$(5.73)	$(0.03)
Weighted average number of common units outstanding:
Basic and diluted	$6,663	$9,108	$8,334	$9,103

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(27,213)	$(8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion expense	18,802	15,819
Amortization of deferred financing costs	975	493
Amortization of weather derivative premium	378	—
Unrealized loss (gain) on commodity derivatives	1,159	(1,733)
Unit based compensation	1,824	1,272
OPEB plan net periodic benefit	(55)	(61)
Gain on involuntary conversion of property, plant and equipment	(343)	—
Gain on sale of assets, net	—	(126)
Loss on impairment of property, plant and equipment	15,232	—
Loss on impairment of noncurrent assets held for sale	1,807	—
Changes in operating assets and liabilities, net:
Accounts receivable	595	(558)
Unbilled revenue	(1,970)	6,677
Risk management assets	(1,147)	—
Other current assets	702	1,285
Other assets, net	(67)	(65)
Accounts payable	(808)	1,396
Accrued gas purchases	273	(5,833)
Accrued expenses and other current liabilities	2,766	(1,879)
Other liabilities	(94)	(203)
Net cash provided by operating activities	12,816	16,476
Cash flows from investing activities
Cost of acquisition, net of cash acquired	—	(51,377)
Additions to property, plant and equipment	(16,767)	(4,465)
Proceeds from disposals of property, plant and equipment	—	126
Insurance proceeds from involuntary conversion of property, plant and equipment	482	—
Net cash used in investing activities	(16,285)	(55,716)
Cash flows from financing activities
Unit holder contributions	12,500	13
Unit holder distributions	(12,458)	(12,050)
Issuance of Series A convertible preferred units, net	14,393	—
Net distributions to noncontrolling interest owners	(571)	(249)
LTIP tax netting unit repurchase	(400)	(88)
Payments for deferred debt issuance costs	(1,509)	(1,140)
Payments on other debt	(2,231)	—
Borrowings on other debt	1,495	—
Payments on long-term debt	(99,821)	(42,310)
Borrowings on long-term debt	92,571	94,690
Net cash provided by financing activities	3,969	38,866

Net increase in cash and cash equivalents	500	(374)
Cash and cash equivalents
Beginning of period	576	871
End of period	$1,076	$497
Supplemental cash flow information
Interest payments	$4,933	$1,894
Supplemental non-cash information
(Decrease) increase in accrued property, plant and equipment	$(6,169)	$808
Net assets contributed in exchange for the issuance of Series A convertible preferred units	$59,995	$—
Fair value of Series A Units in excess of net assets received	$15,612	$—
Accrued and in-kind unitholder distribution for Series A Units	$2,912	$—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net (loss) income attributable to the Partnership to Adjusted EBITDA to Distributable Cash Flow
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net (loss) income attributable to the Partnership	$(2,556)	$(4,275)	$(27,746)	$(257)
Add:
Depreciation and accretion expense	6,458	5,504	18,802	15,722
Interest expense	1,615	1,501	4,695	3,083
Debt issuance costs	194	—	1,509	—
Unrealized (gain) loss on derivatives, net	913	1,762	1,158	(1,732)
Non-cash equity compensation expense	392	474	1,877	1,272
Transaction expenses	426	—	1,848	—
Loss on impairment of property, plant and equipment	—	—	15,232	—
Loss on impairment of noncurrent assets held for sale	—	—	1,807	—
Deduct:
COMA income	292	820	544	2,980
Straight-line amortization of put costs (1)	32	46	89	269
OPEB plan net periodic benefit	18	23	54	64
Gain on involuntary conversion of property, plant and equipment	—	—	343	—
Gain on sale of assets, net	—	4	—	121
Adjusted EBITDA	$7,100	$4,073	$18,152	$14,654
Deduct:
Cash interest expense (2)	$1,588	$1,292	$4,627	$2,590
Normalized maintenance capital (3)	1,116	1,041	3,261	2,791
Normalized integrity management (4)	—	(58)	—	692
Series A Convertible Preferred payment	1,301	—	2,375	—
Distributable Cash Flow	$3,095	$1,798	$7,889	$8,581

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

(2)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(3)	Amounts noted represent estimated annual maintenance capital expenditures of $4.5 million which is what we expect to be required to maintain our assets over the long term.

(4)
Amounts noted represent average estimated integrity management costs over the seven-year mandatory testing cycle, net of integrity management costs that are expensed in direct operating expenses.  Following a recent re-evaluation of the integrity management program, management determined that integrity management expenses will continue to be expensed as incurred in direct operating expenses consistent with past practice.  However, beginning with the third quarter of 2013, integrity management expenses will no longer be normalized in the calculation of distributable cash flow.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net (loss) income attributable to the Partnership
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Gathering and processing segment gross margin	$10,688	$10,310	$28,454	$27,321
Transmission segment gross margin	7,864	2,668	19,296	9,472
Total gross margin	18,552	12,978	47,750	36,793
Plus:
Gain (loss) on commodity derivatives	(499)	(946)	110	3,157
Less:
Direct operating expenses	7,714	5,329	19,637	11,550
Selling, general and administrative expenses	3,969	3,246	11,982	10,101
Equity compensation expense	392	474	1,877	1,272
Depreciation and accretion expense	6,458	5,504	18,802	15,722
Loss on impairment of property, plant and equipment	—	—	15,232	—
Interest expense	2,082	1,501	6,003	3,083
Other, net (1)	(52)	(8)	(112)	(1,676)
Gain (loss) from operations of disposal groups	(144)	12	1,652	(94)
Net income attributable to noncontrolling interest	190	249	533	249
Net (loss) attributable to the Partnership	$(2,556)	$(4,275)	$(27,746)	$(257)

(1)
Other, net includes realized gains on commodity derivatives of $0.3 million and $0.8 million and COMA income of $0.3 million and $0.8 million for the three months ended September 30, 2013 and 2012, respectively. Other, net includes realized gains on commodity derivatives of $0.8 million and $1.4 million and COMA income of $0.5 million and $3.0 million for the three months ended September 30, 2013 and 2012, respectively.

American Midstream Partners, LP and Subsidiaries
Segment Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Segment Financial and Operating Data:
Gathering and Processing Segment
Financial data:
Revenue	$48,873	$41,637	$144,658	$101,307
(Loss) gain on commodity derivatives, net	(499)	(946)	110	3,157
Total revenue	48,374	40,691	144,768	104,464
Purchases of natural gas, NGLs and condensate	38,162	32,105	116,568	74,776
Direct operating expenses	3,720	3,567	10,694	7,531
Other financial data:
Segment gross margin	$10,688	$10,310	$28,454	$27,321
Operating data:
Average throughput (MMcf/d)	303.9	245.4	270.1	318.6
Average plant inlet volume (MMcf/d) (a) (b)	134.4	99.8	114.5	130.4
Average gross NGL production (Mgal/d) (a) (c)	49.5	56.0	56.0	54.8
Average gross condensate production (Mgal/d) (a) (c)	48.1	45.1	45.9	19.2
Average realized prices:
Natural gas ($/MMcf)	$3.80	$3.08	$3.97	$2.74
NGLs ($/gal)	0.91	0.94	0.86	1.12
Condensate ($/gal)	2.40	2.27	2.35	2.33
Transmission Segment
Financial data:
Total revenue	$27,704	$12,710	$65,532	$37,116
Purchases of natural gas, NGLs and condensate	19,811	9,260	46,103	25,300
Direct operating expenses	3,994	1,762	8,943	4,019
Other financial data:
Segment gross margin	$7,864	$2,668	$19,296	$9,472
Operating data:
Average throughput (MMcf/d)	698.5	427.8	611.3	409.7
Average firm transportation - capacity reservation (MMcf/d)	262.9	327.8	987.5	1,039.0
Average interruptible transportation - throughput (MMcf/d)	102.2	98.5	113.8	77.6

(a)	Excludes volumes and gross production under our elective processing arrangements.

(b)	Includes gross plant inlet volume associated with our interest in the Burns Point processing plant.

(c)	Includes net NGL and condensate production associated with our interest in the Burns Point processing plant.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring including debt issuance costs, transaction costs, and losses on the impairment of property, plant and equipment, less interest income, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (COMA) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring such as the benefit of our other post-employment benefit plan (OPEB), gains on the sale of assets, and gains on the involuntary conversion of property, plant and equipment. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP measure most comparable to distributable cash flow is net income.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations, realized gain (loss) on commodity derivatives less COMA less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less COMA, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transmission segments. The GAAP measure most comparable to gross margin is net income.